UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Wilshire Boulevard, Los Angeles, California	90010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 4, 2009, as part of the United States Department of the Treasury’s (the “UST”) Capital Purchase Program (the “CPP”) under the Troubled Asset Relief Program, Broadway Financial Corporation (the “Company”) entered into a Letter Agreement and Securities Purchase Agreement – Standard Terms (collectively, the “Securities Purchase Agreement”) with the UST. Pursuant to the Securities Purchase Agreement, the Company agreed to sell 6,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”), having a liquidation preference of $1,000 per share, for a total price of $6,000,000. The Securities Purchase Agreement is attached hereto as Exhibit 10.1.

The Series E Preferred Stock will qualify as Tier 1 capital under applicable regulations of the Federal Reserve Board and will pay cumulative dividends at the rate of 5% per year for the first five years and 9% per year thereafter. The Series E Preferred Stock may be redeemed by the Company at any time, subject to regulatory approval.

Prior to the third anniversary date of the issuance of the Series E Preferred Stock, unless the Series E Preferred Stock has been redeemed or the UST has transferred all of the Series E Preferred Stock to third parties, the consent of the UST will be required for the Company to increase its Common Stock dividend or repurchase its Common Stock or other equity or capital securities. The Series E Preferred Stock will be non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series E Preferred Stock.

The Series E Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the Series E Preferred Stock if requested by the UST.

Item 3.02	Unregistered Sales of Equity Securities.

The information concerning the issuance and sale of the Series E Preferred Stock set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.

Item 3.03	Material Modification to Rights of Security Holders.

Pursuant to the terms of the Securities Purchase Agreement, the ability of the Company to declare or pay dividends or distributions on its Common Stock, or purchase, redeem or otherwise acquire for consideration, shares of its Common Stock or other equity or capital securities will be subject to restrictions, including a restriction against paying cash dividends on the Common Stock at a rate exceeding the amount of the last quarterly cash dividend per share declared on the Common Stock prior to October 14, 2008, without the UST’s prior consent. These restrictions will terminate on the earlier of (a) the third anniversary date of the issuance of the Series E Preferred Stock, (b) the date on which the Series E Preferred Stock has been redeemed in whole and (c) the date on which the UST has transferred all of the Series E Preferred Stock to third parties.

Pursuant to the Certificate of Designations attached hereto as Exhibit 4.1, the ability of the Company to declare or pay dividends or distributions on its common stock, or repurchase, redeem or otherwise acquire for consideration, shares of its common stock or other equity or capital securities will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series E Preferred Stock.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 3, 2009, the Company filed a Certificate of Designations with the Secretary of State of the State of Delaware for the purpose of amending its Certificate of Incorporation to fix the designations, preferences, limitations and relative rights of the Series E Preferred Stock. The Certificate of Designations is attached hereto as Exhibit 4.1 and is incorporated by reference herein.

Item 8.01	Other Events.

On December 8, 2009, the Company issued a press release announcing the consummation of the transactions described above under “Item 1.01 Entry into a Material Definitive Agreement.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

4.1	Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series E

4.2	Form of Certificate for the Series E Preferred Stock

10.1	Letter Agreement, dated December 4, 2009, between the Company and the UST, which includes the Securities Purchase Agreement – Standard Terms attached thereto, with respect to the issuance and sale of the Series E Preferred Stock

99.1	Press release dated December 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION

Date: December 9, 2009	By	/s/ SAMUEL SARPONG
Samuel Sarpong Chief Financial Officer

EXHIBIT INDEX

4.1	Certificate of Designations for Fixed Rate Cumulative Perpetual Preferred Stock, Series E

4.2	Form of Certificate for the Series E Preferred Stock

10.1	Letter Agreement, dated December 4, 2009, between the Company and the UST, which includes the Securities Purchase Agreement – Standard Terms attached thereto, with respect to the issuance and sale of the Series E Preferred Stock

99.1	Press release dated December 8, 2009